Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS 2015 FOURTH QUARTER AND
FISCAL YEAR FINANCIAL RESULTS

Fourth Quarter Adjusted EBITDA Increases 4% to Best Ever $17.3 Million Despite $1.1 Million of Adverse Impact From Foreign Exchange Rates
Full Fiscal Year 2015 Revenues Up 2%, Despite $5.2 Million of Adverse Foreign Exchange Impact, Adjusted EBITDA for the Year Totals $31.9 Million
Cash Flows from Operating Activities Increases to $26.2 Million from $18.1 Million

Salt Lake City, Utah – November 4, 2015 – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal fourth quarter and full fiscal year ended August 31, 2015.

Fiscal 2015 Fourth Quarter Financial Highlights

•
Sales:  Consolidated sales for the fourth quarter were $67.4 million, in spite of absorbing $1.9 million of adverse foreign exchange activity in the quarter.  Fourth quarter fiscal 2015 sales, even after the adverse impact of foreign exchange, were the second-best ever for the Company’s current business.  Increased sales from the Company’s U.S/Canada direct offices (including the government services office) and the United Kingdom office were offset by decreased National Account practice sales, decreased sales in Japan and Australia, and decreased licensee sales.  Sales performance during the quarter was less than previously anticipated due to the effects of foreign exchange rates as the U.S. dollar continued to strengthen, and, in the Education practice, to significantly increased amounts of deferred revenue related to increased sales of subscription services, and to not closing certain large contracts in the Education practice that were expected to be completed in the quarter.

•
Gross profit:  Fourth quarter gross profit was $46.5 million, compared with $46.9 million in the fourth quarter of fiscal 2014.  Consolidated gross margin increased slightly to 69.0% of sales compared with 68.9% in the fourth quarter of fiscal 2014.

•
Operating Expenses:  The Company’s operating expenses increased by $0.6 million compared with the fourth quarter of the prior year, which was primarily due to $0.6 million of restructuring costs related to the realignment of the U.S./Canada direct office sales regions and the closure of the Company’s northeastern regional office, and a $0.2 million increase in depreciation expense.

•
Adjusted EBITDA:  Fourth quarter Adjusted EBITDA increased 4% to $17.3 million, which is the best ever quarterly result for the Company’s current business.  The Company’s fourth quarter Adjusted EBITDA was adversely affected by $1.1 million of foreign exchange related costs.  Adjusted EBITDA margin increased to 25.6% compared with 24.4% in the fourth quarter of fiscal 2014.

•
Income Taxes:  The Company’s effective income tax rate for the fourth quarter of fiscal 2015 was approximately 40% compared with 5% in the fourth quarter of fiscal 2014.  The increase in the Company’s effective tax rate was primarily due to the recognition of tax benefits in fiscal 2014 from amending previously filed U.S. federal income tax returns to realize foreign tax credits that were previously treated as expired under the tax positions taken in the original returns.  The foreign tax credits were fully utilized during fiscal 2015 and the Company’s effective income tax rate was expected to approximate statutory rates in the fourth quarter of fiscal 2015 and in future periods.

•
Net Income:  Net income for the quarter was $7.7 million compared with $12.5 million in the fourth quarter of fiscal 2014, reflecting the increased effective tax rate, adverse foreign exchange impact, and other factors noted above.

•	Diluted EPS: Diluted EPS for the fourth quarter of fiscal 2015 was $.46 per share compared with $.73 per share in the fourth quarter of fiscal 2014.
•
Balance Sheet and Cash Flows:  The Company’s cash totaled $16.2 million at August 31, 2015, with no borrowings on its $30.0 million line of credit facility, compared with $10.5 million of cash at the end of fiscal 2014.  Cash flows from operating activities for fiscal 2015 increased to $26.2 million compared with $18.1 million in fiscal 2014.

•
Common Shares Repurchased:  During the quarter ended August 31, 2015, the Company purchased approximately 359,000 shares of its common stock for $6.5 million under the terms of the January 2015 share repurchase plan that was expanded to $40.0 million.  Since January 2015, the Company has purchased approximately 760,000 shares of its common stock for $14.1 million.

Full Year Fiscal 2015 Financial Highlights

•
Sales:  Consolidated sales for the fiscal year ended August 31, 2015 was the highest ever for the Company’s current business, reaching $209.9 million.  The Company’s sales grew 2% in spite of absorbing $5.2 million of negative impact from foreign exchange rates and a tough comparison against the successful fiscal 2014 launch of the re-created The 7 Habits of Highly Effective People Signature Edition, which is the Company’s best-selling program worldwide.  Excluding the impact of foreign exchange rates, nearly all of the Company’s major practices and delivery channels grew compared with the prior year.

•	Gross profit: Fiscal 2015 gross profit was $138.1 million, compared with $138.3 million in fiscal 2014. Consolidated gross margin was 65.8% of sales compared with 67.4% in fiscal 2014.
•
Operating Expenses:  Operating expenses in fiscal 2015 increased by $5.1 million compared with fiscal 2014.  The increase was primarily due to a $3.0 million increase in selling, general, and administrative expenses; $0.9 million of increased impaired asset charges; $0.8 million of increased depreciation expense; and $0.6 million of restructuring costs.  These increases were partially offset by decreased amortization expense.

•
Adjusted EBITDA:  Fiscal 2015 Adjusted EBITDA was $31.9 million, compared with $34.4 million in fiscal 2014.  The Company’s fiscal 2015 Adjusted EBITDA was adversely impacted by $3.2 million of foreign exchange related costs as the U.S. dollar strengthened significantly during the year.  Adjusted EBITDA margin was 15.2% of sales compared with 16.8% in fiscal 2014.

•
Income Taxes:  The Company’s effective income tax rate for fiscal 2015 was approximately 36% compared with 17% in fiscal 2014.  The increase in the Company’s effective tax rate was primarily due to the recognition of foreign tax credit benefits in fiscal 2014.

•
Net Income:  Net income for fiscal 2015 was $11.1 million compared with $18.1 million in fiscal 2014, reflecting the increased effective tax rate, the adverse impact of foreign exchange rates, and increased operating costs as discussed above.

•	Diluted EPS: Diluted EPS for fiscal 2015 was $0.66 per share compared with $1.07 per share in the prior year.

Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey, commented, “Our Adjusted EBITDA for the fourth quarter was our highest ever for our current business, even after absorbing a significant foreign exchange impact, and our full-year revenue and Adjusted EBITDA were the highest ever, excluding the negative impact of foreign exchange.  However, in our Education practice, the combination of significantly increased amounts of deferred revenue related to increased sales of subscriptions services, and to not being able to close certain large Education practice contracts that were projected to be completed in the quarter caused our results to be lower than we had expected, and below our guidance.  Our disappointment in missing our fiscal 2015 guidance is sincere.  However, our confidence in the underlying and ongoing strength and direction of the business continues to be strong.  Each of our major channels and practices has grown significantly over the years, and these growth engines are seasoned and strong.  The units whose growth slowed in fiscal 2015—Education and our U.S. direct offices—are poised for strong growth in fiscal 2016.  The key drivers of our business over the years, including high customer retention, and the productivity and growth of our sales forces, are proven and strong.  We believe our strong cash flow, cash position, and balance sheet strength provide us with additional opportunities to create value.  We feel more confident and excited about the business than ever, and about the expected growth and performance of each of our operating divisions in fiscal 2016.  We expect fiscal 2016 to be our best year ever for both revenue and Adjusted EBITDA.”

Fourth Quarter 2015 Financial Results

The Company’s consolidated sales in the fourth quarter of fiscal 2015 were $67.4 million, after absorbing $1.9 million of adverse impact from foreign exchange rates, compared with $68.1 million in the prior year.  Increased sales from the Company’s U.S./Canada direct offices and sales office in the United Kingdom were offset by decreased National Account practice sales, decreased sales from the Japan and Australia international offices, and decreased licensee revenues.  Sales from the Company’s U.S./Canada direct offices and government services office increased $2.0 million, or 7%, compared with the prior year primarily due to new contracted revenue.  The Company’s office in the United Kingdom maintained the favorable momentum from previous periods and increased sales by $0.3 million, or 15% (25% excluding foreign exchange), compared with the prior year.

National Account practice sales totaled $20.3 million compared with $21.8 million in the fourth quarter of fiscal 2014.  Education practice sales accounted for most of the decline and decreased by $1.1 million compared to the fourth quarter of fiscal 2014.  Education practice revenues were less than expected as some anticipated contracts were not completed and sales of coaching services increased significantly over the prior year.  Coaching services are subscription-based and are recognized over a specified service period, which is usually 12 months.  The Company deferred an additional $2.8 million of revenue into fiscal 2016 related to coaching services.  However, sales for the Education practice increased for the full fiscal year as more schools adopted The Leader In Me program.  At August 31, 2015, over 2,500 elementary-level schools worldwide were using The Leader in Me curriculum.  Sales Performance practice sales decreased by $0.3 million and Customer Loyalty practice sales decreased by $0.1 million as contracted revenue was less-than-expected for the quarter.  Sales from the Company’s office in Japan decreased $1.0 million, or 18% compared with the fourth quarter of fiscal 2014.  However, when denominated in Japanese Yen, sales only declined by 1% compared with the prior year.  Foreign exchange rates also had a significant impact on sales in Australia, which decreased by $0.3 million, or 21%.  When denominated in Australian dollars, sales declined less than 1% compared with the prior year.  Licensee royalties declined by $0.3 million compared with the fourth quarter of fiscal 2014, but were essentially flat excluding the effects of foreign exchange.

Gross profit for the quarter totaled $46.5 million compared with $46.9 million in the fourth quarter of fiscal 2014.  The Company’s gross margin for the quarter remained strong at 69.0% of sales and was consistent with 68.9% in the fourth quarter of fiscal 2014.

Selling, general, and administrative (SG&A) expenses were flat compared with the fourth quarter of fiscal 2014.  Increased expenses related to the addition of new sales and sales-support personnel, increases to the allowance for doubtful accounts, and foreign exchange transaction losses were offset by decreased executive short-term incentive plan bonus expense, decreased marketing and promotion expense, and decreased travel expense.

During the fourth quarter of fiscal 2015, the Company decided to realign its regional sales offices that serve the United States and Canada.  As a result of this realignment plan, the Company closed its northeastern regional sales office located in Pennsylvania and created three geographic sales regions.  In connection with this restructuring, the Company incurred costs related to involuntary severance and office closure costs totaling $0.6 million.  Also during the fourth quarter of fiscal 2015, the Company received unfavorable information regarding the financial health of an entity in which it had previously invested $0.2 million.  Based on this information, the Company determined that it was appropriate to impair its investment in this unconsolidated subsidiary.

Due primarily to benefits from the utilization of foreign tax credits, the Company’s effective income tax rate for the fourth quarter of fiscal 2014 was substantially less than statutory income tax rates.  The Company finalized its utilization of tax credits in fiscal 2015 and, as expected, its effective tax rate for the quarter approximated statutory rates.  The change in effective rates increased the Company’s fourth quarter tax provision by $4.6 million.  Due to the factors noted above, net income for the quarter ended August 31, 2015 was $7.7 million, or $.46 per diluted share, compared with $12.5 million, or $.73 per diluted share, in the fourth quarter of fiscal 2014.

Full Fiscal Year 2015 Financial Results

Consolidated sales for the fiscal year ended August 31, 2015 increased 2% to $209.9 million, compared with $205.2 million in fiscal 2014.  The Company’s sales grew in spite of absorbing $5.2 million of negative impact from foreign exchange rates as the U.S. dollar strengthened against other currencies during fiscal 2015.  Excluding the impact of foreign exchange, sales increased over the prior year through most of the Company’s major delivery channels.  For fiscal 2015, the Company’s government services office grew $3.5 million, or 30%; the United Kingdom direct office grew $2.1 million, or 30% (39% growth excluding foreign exchange), as this office had the best year ever for its current business; and the Company’s office in Japan grew 1% excluding the impact of foreign exchange in fiscal 2015.  Sales increased in two of three national account practices, which included a $2.3 million, or 8%, increase from the Education practice, and a $0.3 million, or 2%, increase from the Sales Performance practice.  Licensee sales for fiscal 2015 were flat after absorbing $1.0 million of adverse impact from foreign exchange rates (6% licensee growth excluding foreign exchange).

Consolidated gross profit for the fiscal year ended August 31, 2015 was $138.1 million compared with $138.3 million in fiscal 2014.  Gross profit in fiscal 2015 was adversely impacted by the effects of foreign exchange on translated sales and cost of sales; $1.3 million of increased capitalized curriculum amortization costs, primarily resulting from fiscal 2014 expenditures to re-create the 7 Habits Signature Program; the mix of offerings sold; and additional coaches hired during the year to support growth in the Education practice.  Gross margin for fiscal 2015 reflected these factors and was 65.8% of sales in fiscal 2015 compared with 67.4% in the prior year.

The Company’s SG&A expenses during fiscal 2015 increased $3.0 million compared with fiscal 2014.  The increase in SG&A expenses over the prior year was primarily due to 1) a $3.7 million increase related to the addition of new sales and sales support personnel in our direct offices and Education practice, and increased commissions on higher sales; 2) fiscal 2014 reductions to the estimated contingent earn out payment from the acquisition of Ninety-Five 5 LLC totaling $1.6 million, which did not repeat in fiscal 2015; and 3) $1.0 million of increased foreign exchange transaction losses as the U.S. dollar strengthened during the year.  The impact of these increases was partially offset by reduced executive short-term incentive bonus expense, decreased share-based compensation expense, and by cost cutting efforts in various other areas of the Company’s operations.

During fiscal 2015 the Company’s operating income was adversely impacted by $1.3 million of impaired asset charges related to long-term receivables from a related party, discontinued offerings, and an investment in a cost basis unconsolidated subsidiary in the fourth quarter.  The Company also recorded $0.6 million of restructuring costs to realign its geographic sales territories as previously discussed.  Depreciation expense increased by $0.8 million compared with fiscal 2014 primarily due to the addition of fixed assets during fiscal 2015 and in previous years.

Income before income taxes was $17.4 million, compared with $21.8 million in the prior year.  The Company’s effective tax rate increased primarily due to the recognition of benefits from claiming foreign tax credits instead of foreign tax deductions on previously filed tax returns.  The net tax benefit of claiming these foreign tax credits totaled $4.2 million in fiscal 2014.  The income tax benefit recognized from these foreign tax credits totaled only $0.6 million in fiscal 2015 and the Company has fully utilized its ability to claim foreign tax credits on previously filed returns.  Accordingly, the Company’s effective income tax rate for fiscal 2015 was expected to become closer to statutory rates and increased to 36% compared with 17% in fiscal 2014.  The combination of reduced pre-tax income and a substantially higher effective income tax rate in fiscal 2015 resulted in net income of $11.1 million, or $.66 per diluted share, compared with $18.1 million, or $1.07 per diluted share, in fiscal 2014.

Fiscal 2016 Outlook

The Company expects Adjusted EBITDA for fiscal 2016 to increase to between $34 million and $36 million, excluding the effects of foreign exchange, up from $31.9 million in fiscal 2015.

Earnings Conference Call

As previously announced, on Wednesday, November 4, 2015, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the quarter and full fiscal year ended August 31, 2015.  Interested persons may participate by dialing 877-261-8992 (International participants may dial 847-619-6548), access code: 41011542.  Alternatively, a webcast will be accessible at the following website: http://www.media-server.com/m/p/7d8wi4iv/lan/en.  A replay will be available from November 4 (7:30 pm ET) through November 11, 2015 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 41011542#.  The webcast will remain accessible through November 11, 2015 on the Investor Relations area of the Company’s website at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability, including the expectation that fiscal 2016 will be the best year ever for both revenue and Adjusted EBITDA; expected Adjusted EBITDA in fiscal 2016; anticipated future sales; expected cash payment for income taxes; expected effective income tax rates; the expected growth and performance of each of the Company’s operating divisions; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, impaired asset charges, restructuring costs, adjustments to contingent earn out liabilities, and certain other items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  The Company does not provide forward-looking GAAP measures or a reconciliation of the forward-looking Adjusted EBITDA to GAAP measures because of the inability to project certain of the costs included in the calculation of Adjusted EBITDA.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 150 countries.

Investor Contact: Franklin Covey Steve Young 801-817-1776 Investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2015	2014	2015	2014

Net sales, including $1.9 million and
$5.2 million of adverse foreign exchange
impact (refer to note 2 below)	$67,444	$68,109	$209,941	$205,165

Cost of sales	20,897	21,169	71,852	66,899
Gross profit	46,547	46,940	138,089	138,266

Selling, general, and administrative	30,327	30,323	108,802	105,801
Impairment of assets	220	363	1,302	363
Restructuring costs	587	-	587	-
Depreciation	1,158	917	4,142	3,383
Amortization	909	993	3,727	3,954
Income from operations(2)	13,346	14,344	19,529	24,765

Interest expense, net	(470)	(460)	(1,754)	(1,810)
Discount on related party receivable	-	(772)	(363)	(1,196)
Income before income taxes	12,876	13,112	17,412	21,759

Income tax provision (refer to note 3 below)	(5,207)	(656)	(6,296)	(3,692)
Net income	$7,669	$12,456	$11,116	$18,067

Net income per common share:
Basic	$0.47	$0.74	$0.66	$1.08
Diluted	0.46	0.73	0.66	1.07

Weighted average common shares:
Basic	16,449	16,843	16,742	16,720
Diluted	16,614	17,069	16,923	16,947

Other data:
Adjusted EBITDA(1), including $1.1 million and
$3.2 millon of adverse foreign exchange
impact, (refer to note 2 below)	$17,268	$16,647	$31,858	$34,420

(1)	The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation,
	impaired asset charges, restructuring costs, and certain other items) is a non-GAAP financial measure that the Company
	believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most
	comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

(2)	Sales for the quarter and fiscal year ended August 31, 2015 include $1.9 million and $5.2 million, respectively, of adverse
	impact from foreign exchange rates as the U.S. dollar strengthened during fiscal 2015. The Company's Adjusted EBITDA
	for the quarter and fiscal year ended August 31, 2015 include $1.1 million and $3.2 million of negative impact from foreign
	exchange rates. These amounts approximate the impact from foreign exchange on the Company's income from operations for the periods indicated.

(3)	The Company's income tax rate during fiscal 2014 was significantly impacted by the income tax benefits of claiming foreign
	tax credits. The Company anticipates its effective income tax rate will be approximately 40 percent in future periods, which
	approximates statutory income tax rates.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2015	2014	2015	2014
Reconciliation of net income to Adjusted EBITDA:
Net income	$7,669	$12,456	$11,116	$18,067
Adjustments:
Interest expense, net	470	460	1,754	1,810
Discount on related party receivable	-	772	363	1,196
Income tax provision	5,207	656	6,296	3,692
Amortization	909	993	3,727	3,954
Depreciation	1,158	917	4,142	3,383
Impaired assets	220	363	1,302	363
Restructuring costs	587	-	587	-
Share-based compensation	934	674	2,536	3,534
Increase to (reduction of) contingent earnout liability	114	(644)	35	(1,579)
Other expense	-	-	-	-

Adjusted EBITDA	$17,268	$16,647	$31,858	$34,420

Adjusted EBITDA margin	25.6%	24.4%	15.2%	16.8%

FRANKLIN COVEY CO.
Additional Sales and Financial Information
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2015	2014	2015	2014
Sales Detail by Region/Type:
U.S./Canada direct	$30,973	$29,139	$101,959	$98,791
International direct	8,277	9,608	27,217	28,588
Licensees	4,256	4,614	17,100	17,065
National account practices	20,301	21,830	51,354	48,982
Self-funded marketing	1,701	1,693	5,547	5,938
Other	1,936	1,225	6,764	5,801

Total	$67,444	$68,109	$209,941	$205,165

Sales Detail by Category:
Training and consulting services	$64,303	$64,320	$198,695	$193,720
Products	2,039	2,751	6,885	7,518
Leasing	1,102	1,038	4,361	3,927

	67,444	68,109	209,941	205,165
Cost of Goods Sold by Category:
Training and consulting services	19,303	19,214	66,370	61,474
Products	995	1,437	3,306	3,502
Leasing	599	518	2,176	1,923
	20,897	21,169	71,852	66,899
Gross Profit	$46,547	$46,940	$138,089	$138,266

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	August 31,	August 31,
	2015	2014
Assets
Current assets:
Cash	$16,234	$10,483
Accounts receivable, less allowance for
doubtful accounts of $1,333 and $918	65,182	61,490
Receivable from related party	2,425	1,851
Inventories	3,949	6,367
Income taxes receivable	-	2,432
Deferred income taxes	2,479	4,340
Prepaid expenses and other current assets	5,156	6,053
Total current assets	95,425	93,016

Property and equipment, net	15,499	17,271
Intangible assets, net	53,449	57,177
Goodwill	19,903	19,641
Long-term receivable from related party	1,562	3,296
Other assets	14,807	14,785
	$200,645	$205,186

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,473	$1,298
Accounts payable	8,306	12,001
Income taxes payable	221	-
Accrued liabilities	29,634	29,586
Total current liabilities	39,634	42,885

Financing obligation, less current portion	24,605	26,078
Other liabilities	3,802	3,934
Deferred income tax liabilities	7,098	5,575
Total liabilities	75,139	78,472

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	208,635	207,148
Retained earnings	69,612	58,496
Accumulated other comprehensive income	192	1,451
Treasury stock at cost, 10,909 and 10,266 shares	(154,286)	(141,734)
Total shareholders' equity	125,506	126,714
	$200,645	$205,186